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EXHIBIT 16.1

                                                          [Andersen Letterhead]


June 24, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated June 24, 2002 of MatrixOne, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/Arthur Andersen LLP

cc: Mr. Maurice L. Castonguay, Chief Financial Officer, Senior Vice President of
    Finance and Administration and Treasurer, MatrixOne, Inc.